Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan, Vice President & CFO
517/372-9200

Neogen announces 4-for-3 stock split

LANSING, Mich., Dec. 8, 2017 — Neogen Corporation (NASDAQ: NEOG) today announced that its Board of Directors has approved a four-for-three stock split. With the split, shareholders of record on Dec. 18, 2017, will receive one additional share of stock for each three shares held.

The stock split will be effected in the form of new common stock being issued on Dec. 29, 2017, to shareholders of record as of the close of business on Dec. 18, 2017. As of today, Neogen has approximately 38,630,000 shares of common stock outstanding. After the split, the company will have approximately 51,500,000 shares of common stock outstanding. This is the company’s fifth stock split. The most recent was a three-for-two split in October 2013.

“We are very pleased to be able to enhance the availability and liquidity of our shares to allow more participation in Neogen’s success,” said James Herbert, Neogen’s executive chairman. “This stock split reflects our Board’s strong belief in Neogen’s long-term growth, and recognizes the stock price has increased significantly during the past year.”

All fractional shares resulting from the split will be exchanged for cash at the post-split fair market value of Neogen’s common stock, based on the closing price per share on Dec. 18, 2017, as reported on the NASDAQ National Market System.

Shareholders contemplating a transaction of Neogen stock between the record date and payment date should consult a broker regarding their entitlement to the split shares.

Neogen to announce second quarter results on Jan. 3

Neogen will announce the financial results for the second quarter of its 2018 fiscal year, which ended Nov. 30, on Wednesday, Jan. 3, 2018.

A press release announcing the results is scheduled to be released before the stock market opens on the third, and a conference call to discuss the results with the investment community is scheduled to be held that morning.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in the development of animal genomics along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care and disinfectants.

###